EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Fourth Quarter 2015 Results

Company Provides Outlook for Fiscal Year 2016

SOUTHLAKE, Texas, March 01, 2016 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the fourth quarter ended December 29, 2015.  The Company also provides its outlook for fiscal year 2016.

Key highlights from the fourth quarter 2015 compared to the fourth quarter 2014 include:

  Consolidated revenues increased 7.8% to $114.1 million from $105.8 million.
  Revenues at Del Frisco’s Grille increased 32.5% to $32.5 million from $24.5 million.
  Comparable restaurant sales decreased 1.6% at Del Frisco’s Double Eagle Steak House.
  Comparable restaurant sales decreased 1.8% at Sullivan’s Steakhouse.
  Comparable restaurant sales decreased 4.5% at Del Frisco’s Grille.
  Cost of sales, as a percentage of consolidated revenues, improved to 29.0% from 30.2%.
  Adjusted Net Income*, a non-GAAP measure, of $8.3 million, or $0.36 per diluted share, compared to Adjusted Net Income of $8.3 million, or $0.35 per diluted share.
  GAAP Net Income of $7.9 million, or $0.34 per diluted share, compared to GAAP Net Income of $5.5 million, or $0.23 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 3.7% to $25.6 million from $24.7 million.

Key highlights from the fiscal year 2015 compared to the fiscal year 2014 include:

  Consolidated revenues increased 9.9% to $331.6 million from $301.8 million.
  Revenues at Del Frisco’s Grille increased 30.2% to $90.8 million from $69.8 million.
  Comparable restaurant sales increased 0.1% at Del Frisco’s Double Eagle Steak House.
  Comparable restaurant sales increased 0.2% at Sullivan’s Steakhouse.
  Comparable restaurant sales decreased 4.1% at Del Frisco’s Grille.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.9% from 30.2%.
  Adjusted Net Income*, a non-GAAP measure, of $18.5 million, or $0.79 per diluted share, compared to Adjusted Net Income of $19.5 million, or $0.82 per diluted share.
  GAAP Net Income of $16.0 million, or $0.68 per diluted share, compared to GAAP Net Income of $16.6 million, or $0.70 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 6.9% to $71.6 million from $67.0 million.

* Adjusted Net Income, a non-GAAP measure, represents pre-tax income from continuing operations plus lease guarantees, lease termination and closing costs and non-cash impairment charges, minus income tax expense at an effective tax rate of approximately 30%.  For a reconciliation of Adjusted Net Income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.
** Restaurant-level EBITDA, a non-GAAP measure, represents Operating Income before depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, lease termination and closing costs, non-cash impairment charges and general and administrative expenses.  For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, “While our fourth quarter results fell short of our expectations, we are executing the initiatives that we put in place during 2015 to improve guest engagement and their dining experience, refine brand messaging, and ensure flawless operations through a culture of accountability.  We have more to accomplish but are encouraged by the progressive improvements we experienced during the fourth quarter and will build on that work in 2016.”

Mednansky concluded, “We were pleased with our class of 2015 Del Frisco’s Grilles but are slowing our development pace to just two or three Del Frisco’s Grille openings and one Del Frisco’s Double Eagle relocation this year.  This is essential to help us realize our organizational objectives as it enables us to devote more time and resources to existing restaurants.  We are also using this transitional period to fine-tune our site selection process and increase the potential return on investment at future Del Frisco’s Grille locations leveraging a less costly, smaller, and more efficient prototype.  We believe that our work over the next four quarters will pay long-term dividends that will benefit all shareholders and position us for growth in 2017 and beyond.”

Review of Fourth Quarter 2015 Operating Results
Consolidated revenues increased $8.3 million, or 7.8%, to $114.1 million in the fourth quarter of 2015 from $105.8 million in the fourth quarter of 2014.  Total net operating weeks increased to 815 from 712.  Total comparable restaurant sales decreased 2.2% in the fourth quarter of 2015 following a total comparable restaurant sales increase of 2.4% in the fourth quarter of 2014.

Restaurant-level EBITDA** increased $0.9 million, or 3.7%, to $25.6 million in the fourth quarter of 2015 from $24.7 million in the fourth quarter of 2014.  As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 22.4% from 23.3%.

General and Administrative expenses increased $0.2 million to $6.5 million in the fourth quarter of 2015 from $6.3 million in the fourth quarter of 2014.  As a percentage of consolidated revenues, general and administrative costs improved to 5.7% from 6.0%.

During the fourth quarter of 2015, we incurred a net $1.4 million in lease termination and closing costs related to the closing of two Del Frisco’s Grille locations in Phoenix, Arizona and Palm Beach, Florida.

GAAP Net Income was $7.9 million, or $0.34 per diluted share, in the fourth quarter of 2015 compared to GAAP Net Income of $5.5 million, or $0.23 per diluted share, in the fourth quarter of 2014.

Adjusted Net Income* was $8.3 million, or $0.36 per diluted share, compared to Adjusted Net Income of $8.3 million, or $0.35 per diluted share, in the fourth quarter of 2014.

Segment Results
We operate the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille concepts as operating segments.

Del Frisco’s Double Eagle Steak House

  Revenues increased 3.0%, or $1.6 million, to $55.6 million in the fourth quarter of 2015 from $53.9 million in the fourth quarter of 2014.  This increase was primarily due to an additional 17 operating weeks during the quarter (to 192 from 175), partially offset by a 1.6% decrease in comparable restaurant sales.  The decline in comparable restaurant sales was comprised of a 2.4% decrease in customer counts, partially offset by a 0.8% increase in average check.
  Restaurant-level EBITDA** increased 4.1%, or $0.6 million, to $16.3 million in the fourth quarter of 2015 from $15.7 million in the fourth quarter of 2014.  As a percentage of revenues, restaurant-level EBITDA increased to 29.4% from 29.1% as the brand experienced lower cost of sales, which more than offset higher restaurant operating and marketing expenses.

Sullivan’s Steakhouse

  Revenues decreased 5.0%, or $1.4 million, to $26.0 million in the fourth quarter of 2015 from $27.4 million in the fourth quarter of 2014.  This decrease was due to 16 fewer operating weeks during the quarter (to 288 from 304) as a result of a restaurant closure in late May 2015, as well as a 1.8% decrease in comparable restaurant sales.  The decline in comparable restaurant sales was comprised of a 2.1% decrease in customer counts, partially offset by a 0.3% increase in average check.

  Restaurant-level EBITDA** decreased 8.9%, or $0.5 million, to $5.0 million in the fourth quarter of 2015 from $5.5 million in the same period last year.  As a percentage of revenues, restaurant-level EBITDA decreased to 19.4% from 20.2% as the brand experienced higher cost of sales, restaurant operating, and marketing expenses.

Del Frisco’s Grille

  Revenues increased 32.5%, or $8.0 million, to $32.5 million in the fourth quarter of 2015 from $24.5 million in the fourth quarter of 2014.  This increase was primarily due to 102 additional net operating weeks (to 335 from 233) partially offset by a 4.5% decrease in comparable restaurant sales.  The decline in comparable restaurant sales was comprised of a 0.7% decrease in customer counts and a 3.8% decrease in average check.
  Restaurant-level EBITDA** increased 22.2%, or $0.8 million, to $4.2 million in the fourth quarter of 2015 from $3.5 million in the fourth quarter of 2014.  As a percentage of revenues, restaurant-level EBITDA decreased to 13.0% from 14.1% as the brand experienced higher restaurant operating and marketing expenses, which was partially offset by improvement in cost of sales.

Outlook
The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are providing guidance for the 52-week fiscal year 2016, which ends on December 27, 2016.

  Total comparable restaurant sales of 0% to 1.5%.
  One Del Frisco’s Double Eagle Steak House relocation and two to three Del Frisco’s Grille openings.
  Cost of sales of 28.6% to 28.9% of consolidated revenues.
  Restaurant-level EBITDA** of 21.0% to 21.3% of consolidated revenues.
  General and Administrative expenses of approximately $25.0 million to $25.5 million.
  Pre-opening expenses of approximately $3.0 million to $3.5 million.
  Effective tax rate of approximately 30% to 32%.
  Gross capital expenditures (before tenant allowances and inclusive of some expenditures related to 2017 openings) of $32.0 million to $35.0 million.
  Annual adjusted net income* per diluted share between $0.83 and $0.86.

Development
We opened three Del Frisco’s Grilles in Little Rock, Arkansas; Hoboken, New Jersey and Cherry Creek, Colorado during the fourth quarter of 2015.  We also closed Del Frisco Grille’s in Palm Beach, Florida and Phoenix, Arizona.

For fiscal year 2016, we will open two to three Del Frisco’s Grilles in Huntington, Long Island, New York and the Nashville, Tennessee metropolitan area.  Early in the fourth quarter of 2016, we will be moving the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas.  Del Frisco's Double Eagle Steak House in North Dallas will continue to serve guests from its current location until the new restaurant is completed.

While it is premature to provide a specific range of new restaurant openings for fiscal year 2017 at this time, we will be opening one Del Frisco’s Double Eagle Steak House in Plano, Texas, in the Legacy West development on the NW Corner of Legacy and the Dallas North Tollway.

Conference Call
We will host a conference call to discuss the financial results for the fourth quarter 2015 ended December 29, 2015 today at 7:30 AM Central Time.  Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-753-9057 or for international callers by dialing 913-312-0823. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 7561854.  The replay will be available until Tuesday, March 8, 2016.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section.  An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 50 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	16 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2015	2014	2015	2014

Revenues	$114,105	$105,848	$331,612	$301,805

Costs and expenses:
Costs of sales	33,124	31,953	95,963	90,990
Restaurant operating expenses	52,505	47,042	156,337	137,695
Marketing and advertising costs	2,863	2,152	7,745	6,169
Pre-opening costs	1,438	1,868	5,228	4,735
General and administrative costs	6,500	6,334	23,111	20,537
Lease termination and closing costs	1,386	-	1,386	-
Secondary public offering costs	-	-	-	5
Non-cash impairment charges	(90)	3,536	3,248	3,536
Depreciation and amortization	5,775	4,544	16,776	13,598

Operating income	10,604	8,419	21,818	24,540

Other income (expense), net:
Interest expense	(34)	(64)	(77)	(113)
Other	2	(7)	(236)	(107)

Income before income taxes	10,572	8,348	21,505	24,320

Income tax expense	2,646	2,827	5,507	7,723

Net income	$7,926	$5,521	$15,998	$16,597

Basic earnings per share	$0.34	$0.24	$0.68	$0.71
Diluted earnings per share	$0.34	$0.23	$0.68	$0.70

Shares used in computing net income per common share:
Basic	23,298,147	23,430,324	23,380,085	23,517,883
Diluted	23,308,180	23,610,734	23,517,288	23,740,318

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	December 29,	December 30,
	2015	2014
	(unaudited)

Cash and cash equivalents	$5,176	$3,520
Total assets	350,779	319,666
Long-term debt	4,500	-
Total stockholders' equity	227,699	210,983

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income, EPS and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income plus the sum of non-cash impairment charges, lease termination and closing costs, third party lease guarantees and secondary public offering costs, minus income tax expense at an effective tax rate of approximately 30%.  We believe that this measure represents a useful internal measure of performance as it excludes certain one-time non-operation related expenditures. Restaurant-level EBITDA is calculated by adding back to operating income, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, public offering expenses, non-cash impairment charges, lease termination and closing costs, and general and administrative expenses.  We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  The following tables include a reconciliation of pre-tax income to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income (dollar amounts in thousands):

	16 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2015	2014	2015	2014
Adjusted Net Income:
Pre-tax income	$10,572	$8,348	$21,505	$24,320
Day Star Rest. Grp dba Lone Star Steakhouse lease guarantees	-	-	210	-
Secondary public offering costs		-	-	5
Lease termination and closing costs	1,386	-	1,386	-
Non-cash impairment charges	(90)	3,536	3,248	3,536
Non-GAAP Adjustments	1,296	3,536	4,844	3,541
Adjusted Pre-tax Income	11,868	11,884	26,349	27,861
Income Tax (@ 30%)	3,549	3,553	7,878	8,330
Adjusted Net Income	$8,319	$8,331	$18,471	$19,531
Basic EPS (Adjusted)	$0.36	$0.36	$0.79	$0.83
Diluted EPS (Adjusted)	$0.36	$0.35	$0.79	$0.82

Segment Information and Restaurant-Level EBITDA Reconciliation

	16 Weeks Ended December 29, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$55,554	100.0%	$26,016	100.0%	$32,535	100.0%	$114,105	100.0%
Costs and expenses:
Cost of sales	16,731	30.1%	7,774	29.9%	8,619	26.5%	33,124	29.0%
Labor	12,089	21.8%	7,261	27.9%	10,654	32.8%	30,004	26.3%
Operating expenses	5,737	10.3%	3,646	14.0%	4,652	14.3%	14,035	12.3%
Occupancy	3,575	6.4%	1,555	6.0%	3,336	10.3%	8,466	7.4%
Restaurant operating expenses	21,401	38.5%	12,462	47.9%	18,642	57.3%	52,505	46.0%
Marketing and advertising costs	1,075	1.9%	743	2.9%	1,045	3.2%	2,863	2.5%
Restaurant-level EBITDA	16,347	29.4%	5,037	19.4%	4,229	13.0%	25,613	22.4%

Pre-opening costs							1,438	1.3%
General and administrative							6,500	5.7%
Lease termination and closing costs							1,386	1.2%
Non-cash impairment charges							(90)	-0.1%
Depreciation and amortization							5,775	5.1%

Operating income							$10,604	9.3%

Restaurant operating weeks	192		288		335		815
Average weekly volume	$289.3		$90.3		$97.1		$140.0

	16 Weeks Ended December 30, 2014 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$53,911	100.0%	$27,387	100.0%	$24,550	100.0%	$105,848	100.0%
Costs and expenses:
Cost of sales	17,148	31.8%	8,056	29.4%	6,749	27.5%	31,953	30.2%
Labor	11,522	21.4%	7,422	27.1%	7,864	32.0%	26,808	25.2%
Operating expenses	5,272	9.8%	3,941	14.4%	3,339	13.6%	12,552	11.9%
Occupancy	3,481	6.5%	1,727	6.3%	2,474	10.0%	7,682	7.3%
Restaurant operating expenses	20,275	37.6%	13,090	47.8%	13,677	55.7%	47,042	44.4%
Marketing and advertising costs	778	1.4%	712	2.6%	662	2.7%	2,152	2.0%
Restaurant-level EBITDA	15,710	29.1%	5,529	20.2%	3,462	14.1%	24,701	23.3%

Pre-opening costs							1,868	1.8%
General and administrative							6,334	6.0%
Non-cash impairment charges							3,536	3.3%
Depreciation and amortization							4,544	4.3%

Operating income							$8,419	8.0%

Restaurant operating weeks	175		304		233		712
Average weekly volume	$308.1		$90.1		$105.4		$148.7

	52 Weeks Ended December 29, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$161,809	100.0%	$78,983	100.0%	$90,820	100.0%	$331,612	100.0%
Costs and expenses:
Cost of sales	48,479	30.0%	23,703	30.0%	23,781	26.2%	95,963	28.9%
Labor	37,110	22.9%	23,106	29.3%	29,300	32.3%	89,516	26.9%
Operating expenses	16,551	10.2%	11,609	14.7%	12,545	13.8%	40,705	12.3%
Occupancy	11,026	6.8%	5,151	6.5%	9,939	10.9%	26,116	7.9%
Restaurant operating expenses	64,687	40.0%	39,866	50.5%	51,784	57.0%	156,337	47.1%
Marketing and advertising costs	2,806	1.7%	2,344	3.0%	2,595	2.9%	7,745	2.3%
Restaurant-level EBITDA	45,837	28.3%	13,070	16.5%	12,660	13.9%	71,567	21.6%

Pre-opening costs							5,228	1.7%
General and administrative							23,111	7.0%
Lease termination and closing costs							1,386	0.4%
Non-cash impairment charges							3,248	1.0%
Depreciation and amortization							16,776	5.1%

Operating income							$21,818	6.6%

Restaurant operating weeks	592		958		941		2,491
Average weekly volume	$273.3		$82.4		$96.5		$133.1

	52 Weeks Ended December 30, 2014 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$151,142	100.0%	$80,911	100.0%	$69,752	100.0%	$301,805	100.0%
Costs and expenses:
Cost of sales	47,502	31.4%	24,166	29.9%	19,322	27.7%	90,990	30.2%
Labor	33,633	22.3%	23,184	28.7%	22,381	32.1%	79,198	26.2%
Operating expenses	14,714	9.7%	12,276	15.2%	9,295	13.3%	36,285	12.0%
Occupancy	9,928	6.6%	5,448	6.7%	6,836	9.8%	22,212	7.4%
Restaurant operating expenses	58,275	38.6%	40,908	50.6%	38,512	55.2%	137,695	45.6%
Marketing and advertising costs	2,419	1.6%	2,388	2.9%	1,362	2.0%	6,169	2.0%
Restaurant-level EBITDA	42,946	28.4%	13,449	16.6%	10,556	15.1%	66,951	22.2%

Pre-opening costs							4,735	1.6%
General and administrative							20,537	6.8%
Secondary public offering costs							5	0.0%
Non-cash impairment charges							3,536	1.2%
Depreciation and amortization							13,598	4.5%

Operating income							$24,540	8.1%

Restaurant operating weeks	535		988		647		2,170
Average weekly volume	$282.5		$81.9		$107.8		$139.1

Supplemental Information: Restaurants closed during 2015

In April 2014, the Financial Accounting Standards Board issued ASU, 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.  This ASU raised the threshold for a disposal to qualify as a discontinued operation and was effective for fiscal periods beginning after December 15, 2014.  Under this new guidance, the closures of one Sullivan’s (Denver, CO) and two Grilles (Palm Beach, FL and Phoenix, AZ) during 2015 did not qualify as discontinued operations.  Below is a summary of the operations for these locations for the 16-weeks and 52-weeks ended December 29, 2015 that are included in the above segment information:

	16 Weeks Ended December 29, 2015 (unaudited)
$ in thousands	Sullivan's		Grille		Combined
# of Locations	1		2		3
Revenues	$-	0.0%	$748	100.0%	$748	100.0%
Costs and expenses:
Cost of sales	-	0.0%	252	33.7%	252	33.7%
Labor	-	0.0%	402	53.8%	402	53.8%
Operating expenses	-	0.0%	217	29.0%	217	29.0%
Occupancy	-	0.0%	184	24.6%	184	24.6%
Restaurant operating expenses	-	0.0%	803	107.3%	803	107.3%
Marketing and advertising costs	-	0.0%	22	2.9%	22	2.9%
Restaurant-level EBITDA	-	0.0%	(329)	-44.0%	(329)	-44.0%

	52 Weeks Ended December 29, 2015 (unaudited)
$ in thousands	Sullivan's		Del Frisco's Grille		Combined
# of Locations	1		2		3
Revenues	$1,094	100.0%	$3,457	100.0%	$4,551	100.0%
Costs and expenses:
Cost of sales	427	39.0%	1,049	30.3%	1,476	32.4%
Labor	386	35.3%	1,686	48.8%	2,072	45.5%
Operating expenses	248	22.7%	778	22.5%	1,026	22.5%
Occupancy	121	11.1%	657	19.0%	778	17.1%
Restaurant operating expenses	755	69.0%	3,121	90.3%	3,876	85.2%
Marketing and advertising costs	26	2.4%	171	4.8%	197	4.3%
Restaurant-level EBITDA	(114)	-10.4%	(884)	-25.6%	(998)	-21.9%

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com